Exhibit 10.2

AbShare

Approved by the Remuneration Committee on behalf of the Board of Directors on 4 September 2018

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	INVITATION	5

3.	ENROLING IN THE PLAN	6

4.	GRANT OF AWARDS	6

5.	PERFORMANCE CONDITION	6

6.	PLAN LIMITS	6

7.	VESTING OF THE PURCHASED SHARE AWARD	7

8.	VESTING OF THE MATCHING SHARE AWARD	7

9.	THE HOLDING PERIOD	7

10.	TAXATION AND REGULATORY ISSUES	8

11.	CASH EQUIVALENT	8

12.	WITHDRAWAL FROM THE PLAN	8

13.	CESSATION OF EMPLOYMENT	8

14.	CORPORATE EVENTS	9

15.	ADJUSTMENTS	10

16.	AMENDMENTS	11

17.	LEGAL ENTITLEMENT	11

18.	GENERAL	11

SCHEDULE 1—CHINA		13

1.	CESSATION OF EMPLOYMENT	13

SCHEDULE 2—USA		14

1.	VESTING OF AWARDS	14

2.	CASH EQUIVALENT	14

3.	CESSATION OF EMPLOYMENT	14

4.	ADJUSTMENTS	15

5.	AMENDMENTS	15

AbShare

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“AIM”	AIM, a market operated by the London Stock Exchange;

“AIM Rules”	the AIM Rules for companies published by the London Stock Exchange, as amended from time to time;

“Award”	a Purchased Share Award and/or a Matching Share Award;

“Board”	the Board of Directors of the Company, any duly authorised committee of the board or any delegate of the board;

“Company”	Abcam plc, a company incorporated in England and Wales under number 03509322;

“Control”	the meaning given by section 1124 of the Corporation Tax Act 2010;

“Dealing Day”	any day on which AIM, or any other successor body, is open for business;

“Dealing Restrictions”	restrictions imposed by MAR, the Company’s share dealing code, the AIM Rules or any applicable laws or regulations which impose restrictions on share dealing;

“Eligible Employee”	an employee of the Company (excluding executive directors) or any of its Subsidiaries who, on the date on which the Board makes its determination pursuant to rule 2.1, are employed on a permanent contract or equivalent basis;

“Enrolment Period”	the period during which Eligible Employees may enter into a Share Purchase Agreement to participate in the Plan pursuant to rule 3;

“Exchange Rate”	the exchange rate determined by the Board on any particular day, which will usually be the spot rate as quoted in the Financial Times for the immediately preceding Dealing Day, or such other source as the Board may determine;

“GDPR”	the EU General Data Protection Regulation 2016/679, as amended from time to time;

“Grant Date”	the date on which an Award is granted;

“Group Member”	the Company, or any Participating Subsidiary of the Company or any company which is the Company’s holding company or a Subsidiary of the Company’s holding company;

“Holding Period”	a period of one year or any other period as determined by the Board, starting on the Vesting Date;

“Internal Reorganisation”	where immediately after any event described in rule 14, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before such event;

“Invitation”	an invitation to enrol in the Plan during the Enrolment Period;

“Matching Share Award”	a conditional right to acquire Shares in accordance with the rules of the Plan at no cost to the Participant;

“MAR”	the EU Market Abuse Regulation 596/2014, as amended from time to time;

“Abcam Award Share Ratio”	the ratio of Shares comprised in a Matching Share Award to the number of Shares comprised in the related Purchased Share Award;

“Monthly Contribution”	the payments made by or on behalf of a Participant, usually each month in the Participant’s local currency in respect of the Participant’s Plan Percentage pursuant to a Share Purchase Agreement;

“Participant”	an Eligible Employee who has entered in to Share Purchase Agreement to participate in the Plan pursuant to rule 3, or their estate following the Participant’s death;

“Performance Condition”	a condition or conditions imposed under rule 2.1.5b) which relates to performance;

“Performance Period”	the period over which a Performance Condition will be measured which, unless the Board determines otherwise, will be the Savings Period applicable to the Participant’s related Purchased Share Award;

“Plan”	the rules of AbShare, in its present form or as from time to time amended;

“Plan Percentage”	the percentage of base salary before deductions for income tax and/or social security contributions to be contributed to the Plan by Participants over the Savings Period, to be applied in the acquisition of Shares pursuant to a Purchased Share Award;

“Purchase Price”	the price payable for the Shares comprised in a Participant’s Awards, which, will be the sterling equivalent of the Participant’s aggregate Monthly Contributions at the end of the Savings Period;

“Purchased Share Award”	a conditional right to acquire Shares in accordance with the rules of the Plan at the Purchase Price;

“Savings Period”	a period, determined by the Board, over which Monthly Contributions are made by a Participant;

“Share”	a fully paid ordinary share in the capital of the Company;

“Share Purchase Agreement”	the agreement pursuant to which a Participant enrols in the Plan and agrees to make Monthly Contributions pursuant to rule 3.1.2;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Tax Liability”	any tax or social security contributions liability in any jurisdiction in connection with the Plan for which the Participant is liable and for which any Group Member or former Group Member is obliged to account to any relevant authority;

“Vest”	the point at which a Participant becomes entitled to receive the Shares pursuant to their Awards; and “Vesting” and “Vested” will be construed accordingly; and

“Vesting Date”	the date on which an Award Vests.

1.2	Unless the context otherwise requires, references in the Plan to:

1.2.1	the singular include the plural and vice versa; and

1.2.2	the masculine include the feminine and vice versa.

1.3	Headings and explanatory wording do not form part of the Plan.

2.	INVITATION

2.1	When the Board operates the Plan, it will determine:

2.1.1	the Eligible Employees to be invited to participate in the Plan;

2.1.2	the Enrolment Period;

2.1.3	the Plan Percentage;

2.1.4	in respect of a Purchased Share Award:

a)	the Savings Period;

b)	the method by which the Purchase Price will be calculated; and

c)	the method by which the number of Shares to be comprised in the Purchased Share Award will be calculated;

2.1.5	in respect of a Matching Share Award:

a)	the Matching Share Award Ratio;

b)	the Performance Condition; and

2.1.6	any Holding Period and to which Matching Share Awards it will apply.

2.2

Following its determination pursuant to rule 2.1, the Board will invite the Eligible Employees referred to in rule 2.1.1 to enrol in the Plan. The invitation will include the information set out in rule 2.1 and be in such form as the Board determines.

2.3

Where an individual who is not an Eligible Employee is subsequently employed on a permanent contract, the Board may invite them to enrol in the Plan, notwithstanding that the Enrolment Period has ended. The Board will make the determinations as set out in rules 2.1.3 to 2.1.6, save that the Savings Period and the Plan Percentage will be pro-rated to reflect the proportion of the original Savings Period remaining at the time of their enrolment in the Plan.

3.	ENROLING IN THE PLAN

3.1	During the Enrolment Period, an Eligible Employee who chooses to participate in the Plan must enter into a Share Purchase Agreement, by which they agree to:

3.1.1	participate in the Plan in accordance with its rules;

3.1.2

permit Monthly Contributions to be made by or on their behalf by deductions from salary or otherwise for the duration of the Savings Period, with the first Monthly Contribution being made as soon as practicable following the end of the Enrolment Period; and

3.1.3	acquire Shares at the end of the Savings Period at the Purchase Price.

4.	GRANT OF AWARDS

4.1

Subject to rule 4.2, as soon as practicable following the end of the Enrolment Period the Board will grant a Purchased Share Award and a Matching Share Award to each of those Eligible Employees who have entered into a Share Purchase Agreement pursuant to rule 3.

4.2

Awards will be granted subject to obtaining any approval or consent required by the AIM Regulation (or other relevant authority), any Dealing Restrictions and any other applicable laws or regulations (whether in the UK or overseas).

4.3

Awards must be granted by deed (or in such other written form as the Board determines) and, as soon as reasonably practicable after the Grant Date, Participants must be notified of the terms of their Award.

4.4	Before the Shares to which Awards relate are issued or transferred to a Participant following Vesting, each Participant will have no rights in respect of those Shares.

5.	PERFORMANCE CONDITION

5.1

Unless the Board determines otherwise, Matching Share Awards will be subject to the satisfaction of a Performance Condition and subject to rules 13 and 14, the Performance Condition will be measured over the Performance Period.

5.2

The Board may amend or substitute a Performance Condition if one or more events occur which cause the Board to consider that a substituted or amended Performance Condition would be more appropriate and would not be materially less difficult to satisfy.

6.	PLAN LIMITS

6.1

The Board must not grant an Award which would cause the number of Shares allocated under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents ten per cent of the ordinary share capital of the Company in issue.

6.2

Subject to rules 6.3 and 6.4, in determining the limit set out in rule 6.1, Shares are treated as allocated if, on any day, they have been newly issued by the Company or transferred from treasury to satisfy an option, award or other right granted during the ten years prior to that day (an “award”), or in the case of such an award in respect of which Shares are yet to be delivered, if the Board intends that new Shares will be issued or that Shares from treasury will be transferred and for these purposes the number of Shares allocated includes:

6.2.1	Shares which have been issued or may be issued to any trustee;

6.2.2	Shares which have been or may be transferred from treasury to any trustee; and

6.2.3	in either case for the trustee to then transfer to satisfy an award (unless these Shares have already been counted under this rule).

6.3

The Board may determine that Shares transferred from treasury will cease to count as allocated for the purposes of rule 6.3 if guidelines published by institutional investor representative bodies no longer require such Shares to be counted.

6.4	The number of Shares allocated does not include:

6.4.1	Shares that were allocated to satisfy awards to the extent that such awards have lapsed or been relinquished;

6.4.2	existing Shares (other than treasury Shares) which have been transferred to satisfy awards or which have been allocated to satisfy awards; and

6.4.3	Shares allocated in respect of awards which are then satisfied in cash.

6.5

If the Board purports to grant one or more Awards which are inconsistent with the limits in this rule 6, each such Award will be reduced as determined by the Board and will take effect from the Grant Date over the maximum number of Shares permitted by those limits.

6.6	The Board may make such adjustments to the method of assessing the limit set out in rule 6.1 as it considers appropriate in the event of any variation of the Company’s share capital.

6.7	No Award may be granted under the Plan after the tenth anniversary of the date on which the Plan was adopted by the Board.

7.	VESTING OF THE PURCHASED SHARE AWARD

7.1

Subject to rules 10, 12, 13 and 14, as soon as practicable following the end of the Savings Period, the Purchased Share Award will Vest and the Purchase Price payable by the Participant will be applied in the acquisition of Shares, unless a Dealing Restriction applies to the Participant, in which case Shares will be acquired on the date on which such Dealing Restriction lifts.

7.2

Monthly Contributions are made in a currency other than the currency in which Shares are traded, they will be converted into Sterling at the prevailing exchange rate before being used to acquire Shares.

7.3	Subject to rules 10 and 11, the number of Shares to be acquired pursuant to rule 7.1 will be issued or transferred to the Participant or as the Participant may direct within 30 days thereafter.

8.	VESTING OF THE MATCHING SHARE AWARD

8.1

Following the end of the Performance Period relating to a Matching Share Award, the Board will determine the extent to which the Performance Condition has been satisfied and the extent to which the Matching Share Award will Vest.

8.2

Subject to rules 10, 12, 13 and 14, a Matching Share Award will Vest to the extent determined pursuant to rule 8.1 on the date on which the Participant’s Shares are acquired pursuant to rule 7.1, unless on that date a Dealing Restriction applies to the Participant, in which case a Matching Share Award will Vest on the date on which such Dealing Restriction lifts.

8.3

Subject to rules 9, 10 and 11, the number of Shares to be acquired pursuant to rule 8.1 will be issued, transferred or paid (as applicable) to the Participant or as the Participant may direct within 30 days thereafter.

9.	THE HOLDING PERIOD

9.1

Fifty per cent (or such other percentage as the Board may determine at the Grant Date) of the Shares comprised in a Matching Share Award will be subject to a Holding Period on Vesting, provided that sufficient of the Shares comprised in that fifty per cent may be sold to meet a Participant’s Tax Liability.

9.2	Shares that are subject to the Holding Period may not be sold, transferred or otherwise encumbered prior to the day immediately following the last day of the Holding Period.

10.	TAXATION AND REGULATORY ISSUES

10.1

A Participant will be responsible for and indemnifies each relevant Group Member against any Tax Liability. Any Group Member may withhold an amount to settle such Tax Liability from any amounts due to the Participant (to the extent such withholding is not in breach of any applicable laws) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to one or more Awards or otherwise to realise an amount to settle the Tax Liability. A Participant will also be responsible for all taxes and social security liabilities which they are obliged to account for directly to any tax authority in any jurisdiction in connection with the Plan.

10.1	The Company, the Eligible Employees and the Participants are obliged to comply with any applicable laws and regulations on insider dealing and any Company insider policies.

11.	CASH EQUIVALENT

11.1

At any time prior to Vesting of an Award, the Board may determine that in substitution for their right to acquire some or all of the relevant Shares, the Participant will instead receive a cash sum. The cash sum will be equal to the market value on the Vesting Date of that number of the Shares which would otherwise have been issued or transferred less the Purchase Price.

11.2

The cash sum will be paid to the Participant as soon as practicable thereafter, net of any deductions (including but not limited to any Tax Liability or similar liabilities) as may be required by local law.

12.	WITHDRAWAL FROM THE PLAN

12.1	Save as set out in this rule 12, Participants may not withdraw from the Plan prior to the end of the Savings Period.

12.2	If a Participant is suffering from extreme hardship, they may apply to the Board, in such form as the Board may determine from time to time, to withdraw from the Plan.

12.3

Within 14 days of receipt of an application pursuant to rule 12.2, the Board will consider the Participant’s application and determine whether or not they may withdraw from the Plan. The Board will then communicate the outcome of such determination to the Participant.

12.4

Where the Board has determined that the Participant is not suffering from extreme hardship, the Board will communicate the rationale for its determination to the Participant and the Participant’s Monthly Contributions will continue.

12.5

Where the Board has determined that the Participant is suffering from extreme hardship, the Board will communicate its decision to the Participant as soon as reasonably practicable and the Participant’s Award will lapse immediately. The Participant will cease to make Monthly Contributions and the Participants aggregate Monthly Contributions will be returned to them as soon as reasonably practicable.

13.	CESSATION OF EMPLOYMENT

13.1	Subject to rule 13.3, where a Participant ceases to hold office or employment with a Group Member before the Vesting Date, their Awards will lapse.

13.2	Where Awards lapse pursuant to rule 13.1, a Participant’s aggregate Monthly Contributions will be returned to them as soon as practicable after the date of such cessation.

13.3	Where a Participant ceases to hold office or employment with a Group Member before the Vesting Date as a result of:

13.3.1	death, ill-health, injury, retirement or disability as established to the satisfaction of the Board;

13.3.2	redundancy;

13.3.3

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

13.3.4	any other reason at the Board’s discretion, except where a Participant is summarily dismissed, the Participant’s Awards will not lapse.

Instead:

13.3.5	the Participant will make no further Monthly Contributions to the Plan;

13.3.6	the number of Shares comprised in the Participant’s Awards will be pro-rated to reflect the aggregate Monthly Contributions that have been made at the date of cessation, and

13.3.7	the Participant’s Purchased Share Award will Vest in accordance with rule 7 and the Participant’s Matching Share Award will Vest in accordance with rule 8.

13.4	For the purposes of the Plan, a person will be treated as ceasing to hold office or employment with a Group Member on the last day of employment.

14. CORPORATE EVENTS

14.1	Where any of the events described in rule 14.2 occur, all Awards which have not yet Vested will Vest at the time of such event:

14.1.1

in respect of the Purchased Share Award, on a pro-rata basis to reflect the aggregate Monthly Contributions that have been made at the date of the event which will be applied to the acquisition of Shares; and

14.1.2	in respect of the Matching Share Award, in full.

14.2	The events referred to in rule 14.1 are:

14.2.1	General offer

If any person (either alone or together with any person acting in concert with him):

a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

b)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

14.2.2	Scheme of arrangement

A compromise or arrangement in accordance with section 899 of the Companies Act 2006 for the purposes of a change of Control of the Company is sanctioned by the Court.

14.3	Winding-up

14.3.1

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company, the Board will determine whether Awards which have not yet Vested will Vest at the time of the event.

14.3.2	If the Board determines that Awards will Vest:

(a)

Purchased Share Awards will Vest on a pro-rata basis to reflect the aggregate Monthly Contributions that have been made at the date of the event, which will be applied to the acquisition of Shares; and

(b)	Matching Share Awards will Vest in full.

14.3.3	If the Board determines that Awards will not Vest, Awards will lapse and each Participant’s Monthly Contributions will be returned to them.

14.4	Other events

14.4.1

If the Company is or may be affected by a demerger, delisting, special dividend or other event which, in the opinion of the Board, may affect the current or future value of Shares to a material extent, the Board will determine whether Awards which have not yet Vested will Vest at the time of the event.

14.4.2	If the Board determines that Awards will Vest:

(a)

Purchased Share Awards will Vest on a pro-rata basis to reflect the aggregate Monthly Contributions that have been made at the date of the event, which will be applied to the acquisition of Shares; and

(b)	Matching Share Awards will Vest in full.

14.4.3	If the Board determines that Awards will not Vest, Awards will lapse and each Participant’s Monthly Contributions will be returned to them.

14.5	Exchange

An Award will not Vest under rule 14.1 but will be exchanged on the terms set out in rule 14.6 to the extent that there is an Internal Reorganisation, unless the Board determines that an Award should Vest under rule 14.1.

14.6	Exchange terms

If this rule 14.6 applies, the Award will not Vest but will be exchanged in consideration of the grant of a new award (the “New Award”) which, in the opinion of the Board, is equivalent to the Award, but relates to shares in a different company (whether the acquiring company or a different company). The rules of this Plan will be construed in relation to the New Award as if:

14.6.1	the New Award was an Award granted under the Plan at the same time as the Award;

14.6.2

references to any Performance Conditions were references to such new performance conditions relating to the business or shares of the company whose shares are subject to the New Award (or any member of its group as the Board may consider appropriate in the circumstances;

14.6.3	references to the Company were references to the company whose shares are subject to the New Award; and

14.6.4	references to Shares were references to shares in the company whose shares are the subject of the New Award.

14.7	Meaning of Board

Any reference to the Board in this rule 14 means the members of the Board immediately prior to the relevant event.

15.	ADJUSTMENTS

15.1	The number of Shares subject to an Award and/or the Purchase Price of those Shares may be adjusted in such manner as the Board determines, in the event of:

15.1.1	any variation of the share capital of the Company; or

15.1.2	a demerger, delisting, special dividend or other event which may, in the opinion of the Board, affect the current or future value of Shares.

16.	AMENDMENTS

16.1	The Board may at any time amend the rules of the Plan, provided that no amendment to the material disadvantage of existing rights of Participants will be made unless:

16.1.1	every Participant who may be affected by such amendment has been invited to indicate whether or not they approve the amendment; and

16.1.2	the amendment is approved by a majority of those Participants who have so indicated.

17.	LEGAL ENTITLEMENT

17.1	This rule 17 applies during a Participant’s employment with any Group Member and after the termination of such employment.

17.2

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, the Participant’s participation in the Plan. Participation in the Plan does not create any right to continued employment for any Participant.

17.3

The grant of an Award or the acquisition of Shares on behalf of a Participant does not create any right for that Participant to be offered participation in the Plan in future or to be granted any additional Awards on any particular terms, including the number of Shares to which a Matching Share Award relates.

17.4	By Participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

17.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason;

17.4.2	any exercise of a discretion or a decision taken in relation to any Awards and/or to the Plan, or any failure to exercise a discretion or take a decision;

17.4.3	the operation, suspension, termination or amendment of the Plan.

18.	GENERAL

18.1	The Plan will terminate by the passing of a resolution by the Board. Termination of the Plan will be without prejudice to the existing rights of Participants.

18.2	Participants shall not be entitled to any dividends or have any voting rights or other shareholder rights until the Shares have been issued or transferred to the Participant.

18.3

The personal data of any Eligible Employee and of any person who holds or who has held an Award may be processed in connection with the operation of the Plan in accordance with the Group’s prevailing data protection policy and as notified to Eligible Employees in accordance with GDPR. By participating in the Plan, a Participant consents (otherwise than for the purposes of GDPR) to the processing of their personal data in connection with the operation of the Plan.

18.4

The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

18.5

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to their registered office (for the attention of the company secretary or a person in a similar position), and in the case of an individual to their last known address, or, where the individual is a director or employee of a Group Member, either to the director or employee’s last known address or to the address of the place of business at which the director or employee performs the whole or substantially the whole of the duties of the director or employee’s office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

18.6

The rules of the Plan will be governed by and construed in accordance with the laws of England and Wales. Any person referred to in the Plan submits to the exclusive jurisdiction of the Courts of England and Wales.

Schedule 1

Awards to Participants who are residents of the People’s Republic of China (“PRC”)

The rules of the Plan will apply to Awards granted to Eligible Employees who are residents of the PRC, save as set out in this Schedule.

1.	CESSATION OF EMPLOYMENT

1.1	Rule 13 will be deleted and replaced with the following new rule 13:

“13.1	Subject to rule 13.3, where a Participant ceases to hold office or employment with a Group Member before the Vesting Date, their Awards will lapse.

13.2	Where Awards lapse pursuant to rule 13.1, a Participant’s aggregate Monthly Contributions will be repaid to them as soon as practicable after the date of such cessation.

13.3	Where a Participant ceases to hold office or employment with a Group Member before the Vesting Date as a result of:

13.3.1	death, ill-health, injury, retirement or disability as established to the satisfaction of the Board;

13.3.2	redundancy;

13.3.3

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

13.3.4	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

the Participant’s Awards will not lapse. Instead:

13.3.5

the Participant will make no further Monthly Contributions to the Plan and the number of Shares comprised in the Participant’s Awards will be pro-rated to reflect the aggregate Monthly Contributions that have been made at the date cessation;

13.3.6	the Board will determine the extent to which the Performance Condition relating to the Matching Share Award has been satisfied at that time, and

13.3.7

the Participant’s Purchased Share Award will Vest as soon as practicable following the date of cessation in accordance with rule 7 and the Participant’s Matching Share Award will Vest as soon as practicable following the date of cessation in accordance with rule 8.

13.4	For the purposes of the Plan, a person will be treated as ceasing to hold office or employment with a Group Member on the last day of employment.”

Schedule 2

Awards to Participants who are tax resident in the US

The rules of the Plan will apply to Awards held by Participants, who are or who may become, subject to US tax or social security contributions liability in connection with an Award, except as set out in this Schedule 2. Where there is any conflict between the rules of the Plan and this Schedule 2, the terms of this Schedule 2 will prevail.

1.	VESTING OF AWARDS

1.1	The following wording in rules 7.3 and 8.3 will be deleted: “within 30 days thereafter” and be replaced with “no later than 31 December of the year in which Vesting occurs”.

2.	CASH EQUIVALENT

2.1	Rule 11.2 will be deleted and replaced with the following new rule 11.2:

“11.2

The cash sum will be paid to the Participant as soon as practicable thereafter, and in any event, no later than 31 December of the year in which Vesting occurs, net of any deductions (including but not limited to any Tax Liability or similar liabilities) as may be required by local law.”

3.	CESSATION OF EMPLOYMENT

3.1	Rule 13 will be deleted and replaced with the following new rule 13:

“13.1	Subject to rule 13.3, where a Participant ceases to hold office or employment with a Group Member before the Vesting Date, their Awards will lapse.

13.2	Where Awards lapse pursuant to rule 13.1, a Participant’s aggregate Monthly Contributions will be repaid to them as soon as practicable after the date of such cessation.

13.3	Where a Participant ceases to hold office or employment with a Group Member before the Vesting Date as a result of:

13.3.1 death,	ill-health, injury, retirement or disability as established to the satisfaction of the Board;

13.3.2

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

13.3.3	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

the Participant’s Awards will not lapse. Instead:

13.3.4

the Participant will make no further Monthly Contributions to the Plan and the number of Shares comprised in the Participant’s Awards will be pro-rated to reflect the aggregate Monthly Contributions that have been made at the date cessation;

13.3.5	the Board will determine the extent to which the Performance Condition relating to the Matching Share Award has been satisfied at that time, and

13.3.6

the Participant’s Purchased Share Award will Vest as soon as practicable following the date of cessation in accordance with rule 7 and the Participant’s Matching Share Award will Vest as soon as practicable following the date of cessation in accordance with rule 8.

13.4	For the purposes of the Plan, a person will be treated as ceasing to hold office or employment with a Group Member on the last day of employment.”

4.	ADJUSTMENTS

4.1	The following rule 15.2 will be added to rule 15:

“Notwithstanding the provisions of this rule 15, any such adjustment will only be effective to the extent that it complies with s.409A of the US Internal Revenue Code of 1986 as amended from time to time.”

5.	AMENDMENTS

5.1	The following rule 16.2 will be added to rule 16:

“Notwithstanding the provisions of this rule 16, any such amendment will only be effective to the extent that it complies with s.409A of the US Internal Revenue Code of 1986 as amended from time to time.”

Our new global share plan

Our new global share plan Over a year ago, what started as an idea to further share the success of Abcam with our people, is now made real. Welcome to AbShare Our new global share plan which we hope you will find as exciting as we do. Why are we so excited about AbShare? Share in our success Our success as a company relies on us attracting The opportunity to become an Abcam shareholder is open to all and retaining great talent and AbShare allows permanent Abcam employees, globally. us do this by offering a generous employee shareholder plan. By us all delivering our mission Invest in Abcam Under the plan, you invest 1.67% of your base (gross) salary a year, split together – to serve life scientists to achieve their into monthly instalments, for three years, to buy Abcam shares. This is a mission, faster – we all contribute to, and share total of 5% of your base salary over three years. In return, you will in, the success of the company. receive a x10 match from the company, subject to satisfaction of performance conditions. The better that we perform, the better the benefits for everyone, including our customers. Simple and easy It’s a simple plan. Regardless of your role or where you are based, it’s always 5% over three years. Once you sign up, your contribution will be automatically deducted from your base (gross) salary every payroll for three years.

AbShare

How does AbShare work?

It's simple

There are two parts to AbShare:

1 Your contribution (the Employee award) and

2 That of the company (the Abcam award)

Under the plan, you contribute 5% of your base (gross) salary over three years (1.67% per year) to buy Abcam shares subject to one condition. In return, you will receive a x10 match from Abcam, subject to satisfaction of performance conditions.

It's a simple plan – 5% over three years regardless of your role or where you're based – and if you choose to join, once you sign up, your contribution will be automatically deducted from your base salary every payroll for three years.



Base salary: £30,000
Payroll deduction: £1,500 (5%)
Employee Award
£1.5k/£12 =
125 shares
£12
Share Price
Abcam Award
10 X 125 (employee award) =
1,250 shares
Three-year period, after which:
Subject to continuous employment
Subject to continuous employment, profitability & growth
Employee share purchase – your payroll deductions over the three-year period will be used to pay the share acquisition price and the shares will be released from the plan.
£14
Share Price
Abcam award – 50% of the award will be released with no restriction, with the other 50% released with a restriction on sale for a further 12-months.
Employee Award released
125 shares
Abcam Award released
1,250 shares
Total shares: 1,375*
Gross value: £19,250
*subject to achievement of performance conditions.
(After three years you own all of the shares. If you choose to sell, you can sell up to 50% of your Abcam award straight away. You can sell the remaining 50% one year later.)

abcam

How do I participate? Joining is easy Decide. Who is eligible to join AbShare? Before you can decide if AbShare is for you, it’s important that you read all the information we’ve provided on this site. You should do your own research The opportunity to become an specific to your personal circumstances before making any decisions. Abcam shareholder through AbShare is open to all permanent Abcam Enrol. employees, globally. If you choose to If you choose to participate, the enrolment window for current permanent participate, the enrolment window employees will be open from 12th September to 12th October 2018. This is the will be open from 12th September to only chance for current employees to join. To enrol, visit the AbShare hub and 12th October 2018. This is the only click on enrol. chance for current employees to join. Invest. New joiners commencing permanent You invest 1.67% of your base (gross) salary a year, split into monthly employment with Abcam before 1st October 2020 (and those moving instalments, for three years. This is a total of 5% of your base (gross) salary, over three years. Your investment purchases the equivalent value in Abcam from temporary to permanent shares at an agreed price at the end of the three-year period. contracts) will be eligible to participate in AbShare on a pro-rated Award. basis. Abcam matches your shares x10 subject to satisfaction of performance Employees commencing permanent conditions. employment with the company after Benefit. 1st October 2020 will not be eligible You benefit from any increase in share price over the three-year period and to participate in AbShare. beyond. Remember the share price can go down as well as up.

Conditions Conditions of AbShare If you leave Abcam, the treatment of your Employee Award award depends on the circumstances of your The Employee award will be released to you if you remain employed by departure: Abcam for the three-year period. § Resignation and dismissals: If you leave Abcam by resignation or dismissal during the Abcam Award three-year period, you leave AbShare. You will be refunded your contributions to date. The Abcam award will be released subject to the following conditions: § Redundancy (‘layoffs’ in the US), retirement, You need to be continuously employed by Abcam, from when ill health or death: You (or your dependants in the case of death) will still participate on 1 you join the plan to the end of the three-year period – i.e. the a pro-rated basis. employee award conditions have been met. If you are on maternity, paternity or long-term Abcam must remain profitable over the three financial years from sick leave during the period of participation, 2 1st July 2018 to 30th June 2021. you are still employed by Abcam and therefore your contributions and participation in the plan continue as normal. If your reduced pay does Abcam must see revenue growth over the three financial years not cover your contributions, Abcam will fund 3 from 1st July 2018 to 30th June 2021. the difference for you. Find out more about profit & revenue growth in our Performance Conditions summary.

Timeline and dates to remember 12th Sep 2018 Nov 2018 Nov 2021 Enrolment window opens Awards granted Performance conditions assessed and shares released Restriction period (50% of Abcam award) commences Ongoing Continue being a shareholder Enrolment window closes Sale restriction period ends th (remaining 50% of Abcam award) 12 Oct 2018 Nov 2022 Meet Simone, and try our Share Plan calculator See our example employee, Simone, and how her contributions might look with three different market conditions applied in our Scenarios document. You can also enter your own salary into our AbShare Calculator.

Ready to go? Once you have read all the information on our AbShare hub and carried out your own research as necessary specific to your personal What are the tax circumstances, if you decide to participate you can enrol by visiting the implications of AbShare? AbShare hub and clicking on enrol. Your AbShare awards will be The enrolment window for current permanent employees will be open from subject to the local tax and 12th September to 12th October 2018. This is the only chance for current social security legislation of employees to join. your jurisdiction. Abcam will withhold tax and social security New to Abcam? as required under local law. New joiners – i.e. permanent employees – who join Abcam between 12th You can find out more about October 2018 and 31st October 2020, will be given the opportunity to this in the tax guide, available participate on a pro-rated basis when they join Abcam. on the AbShare Hub. You should explore your own situation. Questions All questions should be directed to ##.####@#####.###

Participation in AbShare is entirely voluntary and you are under no obligation to join. Before making the decision to join please ensure that you have read the relevant information. If you decide to participate in AbShare, it is a three year commitment. Changes in the Abcam share price and foreign exchange rates (for those outside the UK) may affect the amount you ultimately receive, as well as the performance of the company as tested by the performance condition. AbShare is governed by the rules of the plan, and if there is any conflict between the information on this site and the plan rules, then the plan rules shall prevail. For Chinese nationals, participation is subject to approval from the regulatory authorities (SAFE) which has not yet been confirmed. The tax information in this website is intended as general guidance only. It is assumed that you are a national of and domiciled and resident in one country for tax purposes and have been/will be at all material times. It is also assumed that you are an employee of Abcam in each relevant country and have been/will be at all material times. The precise tax implications of participation in AbShare may vary depending on your personal circumstances and if you have any doubts or concerns about your personal tax position you should contact a professional financial adviser.